Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-188995, 333-167530, 333-165782, 333-158108, 333-151335, 333-141989, 333-135147, 333-123820, 333-114051, 333-219447 and Form S-3ASR 333-222436) of our report dated March 14, 2018, relating to the consolidated financial statements of Ultra Clean Holdings, Inc., and the effectiveness of internal control over financial reporting of Ultra Clean Holdings, Inc., appearing in this Annual Report (Form 10-K) for the year ended December 29, 2017.

/s/ Moss Adams LLP

San Francisco, California

March 14, 2018